Exhibit 10.1

NYSE
AN ICE EXCHANGE

Tanya Hoos, CPA
Senior Director

NYSE Regulation
11 Wall Street
New York, NY 10005
T +1 212 656 5391
tanya.hoos@nyse.com

September 10, 2026

Mr. James F. Wirth
Chairman and CEO
InnSuites Hospitality Trust
InnSuites Hospitality Centre
1730 E. Northern Avenue, Suite 122
Phoenix, AZ 85020

Dear Mr. Wirth:

As previously notified on June 24, 2026, InnSuites Hospitality Trust (the "Company") was not in compliance with NYSE American LLC continued listing standards. Specifically, the Company is not in compliance with Section 1003(a)(i) of the Company Guide since it reported stockholders' deficit of ($921,921) at April 30, 2026, and had net losses in two of its three most recent fiscal years ended January 31, 2026. The Company is also not currently eligible for any exemption in Section 1003(a) of the Company Guide from the stockholders' equity requirements.

NYSE Regulation has reviewed the Company's July 28, 2026 plan and determined to accept the plan and grant a plan period ("Plan Period") through December 24, 2027 ("Plan Period Deadline"). NYSE Regulation staff will review the Company periodically for compliance with the initiatives outlined in the plan. If the Company is not in compliance with the continued listing standards by Plan Period Deadline, or if the Company does not make progress consistent with the plan during the Plan Period, NYSE Regulation staff will initiate delisting proceedings as appropriate. The Company may appeal a staff delisting determination in accordance with Section 1010 and Part 12 of the Company Guide.

In addition, pursuant to Section 1009 of the Company Guide, at the beginning of each fiscal quarter during the Plan Period, the Exchange will disclose to the Company in writing the amount of all unpaid listing and annual fees owed by the Company to the Exchange as of the end of the just-completed calendar quarter (the "Quarterly Fee Disclosure"). If the Company does not pay in full all of the outstanding fees disclosed in the Quarterly Fee Disclosure within 45 days of the date of receipt of such Quarterly Fee Disclosure, suspension and delisting procedures will commence promptly in accordance with Sections 1010 and 1202 of the Company Guide. The Company will also not be deemed back into compliance prior to the completion of its Plan Period unless it has paid in full all of the outstanding fees disclosed in the most recent Quarterly Fee Disclosure and suspension and delisting procedures will commence promptly in accordance with Sections 1010 and 1202 of the Company Guide if it has not paid in full all of the outstanding fees disclosed in the most recent Quarterly Fee Disclosure as of the Plan Period Deadline.

NYSE
AN ICE EXCHANGE

Pursuant to Sections 402 and 1009(e) of the Company Guide, the Company must issue a public announcement through the news media disclosing that it is not in compliance with NYSE American continued listing standards and that its listing is being continued pursuant to an extension. The Plan Period Deadline must also be disclosed. Under Securities and Exchange Commission ("SEC") rules, the Company is also required to file a current report on Form 8-K pursuant to Item 3.01 of that form within the requisite time period.

In addition, the Company must provide quarterly updates to NYSE Regulation staff concurrent with its interim/annual SEC filings. Other updates should be provided in conjunction with plan initiative milestones. Please acknowledge your acceptance of the terms of this letter by signing and returning the enclosed copy of the letter to Matthew Tepper at matthew.tepper@nyse.com by September 16, 2026.

If you have any questions, please contact Matthew Tepper at 212-656-5200 or matthew.tepper@nyse.com.

Sincerely,

Tanya Hoos

ACKNOWLEDGED AND AGREED TO:

CEO

Name: Mr. James F. Wirth
Chairman and CEO

September 14, 2026

Date

cc: Sylvin Lange, InnSuites Hospitality Trust
Paul Dorfman, Intercontinental Exchange, Inc. | NYSE
Deoclides Machado, NYSE Regulation